UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  August 21, 2009
PARKER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-07573	73-0618660
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 100
Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 21, 2009, Parker Drilling Company, a Delaware corporation (the “Company”), announced that the Board of Directors of the Company has appointed Philip Schlom, age 45, as principal accounting officer and corporate controller of the Company. Mr. Schlom will join the Company effective September 8, 2009.
     From April 2008 until August 2009, Mr. Schlom served as vice president and corporate controller at Shared Technologies Inc., a total solutions provider and supplier of converged and IP telephony. From 1997 to 2008, Mr. Schlom held several financial leadership positions at Flowserve Corporation, a provider of flow control products and services, including director of finance – Engineered Americas (North and Latin America), worldwide group controller – Flow Solutions division, and corporate director, Planning and Analysis/Internal Audit. Prior to joining Flowserve, Schlom served as audit and assurance manager for PricewaterhouseCoopers LLP, an independent registered public accounting firm, from 1988 to 1997.
     Mr. Schlom will be paid an annual salary of $215,000. In addition, Mr. Schlom will receive a one-time sign-on bonus payment of $10,000, all of which must be repaid to the Company if Mr. Schlom leaves the Company before completing one year of service, and $5,000 of which must be repaid to the Company if Mr. Schlom leaves the Company before completing two years of service. Upon commencing employment, Mr. Schlom will receive a grant of 40,000 shares of restricted stock under the Company’s 2005 Long Term Incentive Plan, which will vest in equal installments over the following three years on each anniversary of the commencement of employment. Mr. Schlom also will be eligible to participate in the Company’s annual incentive compensation plan (the “ICP”). Awards under the ICP are driven by the Company’s performance measured against a scorecard of specific performance measures and associated targets established annually, and are not guaranteed. The annual target payout under the ICP for Mr. Schlom is 40% of base salary. The ICP bonus for 2009 will be pro-rated based on base salary earned in 2009. Beginning in January 2010, Mr. Schlom will be eligible to participate in the Company’s Long-Term Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Date: August 21, 2009	By:	/s/ Kirk Brassfield
W. Kirk Brassfield
Senior Vice President and Chief Financial Officer